UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No.           )*

                            Amscan Holdings, Inc.
------------------------------------------------------------------------------
                            (Name of Issuer)

                      Common Stock, par value $0.10
------------------------------------------------------------------------------
                     (Title of Class of Securities)

                              03216N 10 3
                   ---------------------------------
                            (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03216N 10 3           13G               PAGE 2 of 5 Pages

1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
     John A. Svenningsen

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [  ]
                                                           (b) [  ]

3   SEC USE ONLY



4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                  5 SOLE VOTING POWER
NUMBER OF           15,024,616
SHARES
BENEFICIALLY      6 SHARED VOTING POWER
OWNED BY               138,461
EACH
REPORTING         7 SOLE DISPOSITIVE POWER
PERSON              15,024,616
WITH
                  8 SHARED DISPOSITIVE POWER
                       138,461

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,163,077

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     73.3%

12  TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  NAME OF THE ISSUER:

           Amscan Holdings, Inc.

Item 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           80 Grasslands Road, Elmsford, New York  10523

Item 2(a)  NAME OF PERSON FILING:

           John A. Svenningsen

Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           80 Grasslands Road, Elmsford, New York  10523

Item 2(c)  CITIZENSHIP:

           United States of America

Item 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.10

Item 2(e)  CUSIP NUMBER:

           03216N 10 3

Item 3     Not Applicable

Item 4     OWNERSHIP:

           (a)  Amount Beneficially Owned           15,163,077
           (b)  Percent of Class                         73.3%

           (c)  Number of Shares as to which such person has:

                (i)  sole power to vote or direct
                     the vote:                                 15,024,616
               (ii)  shared power to vote or direct
                     the vote:                                    138,461
              (iii)  sole power to dispose of or to
                     direct the disposition of:                15,024,616
               (iv)  shared power to dispose of or to
                     direct the disposition of:                   138,461

Item 5     Ownership of Five Percent or Less
           of a Class:

           Not Applicable

Item 6     Ownership of more than Five Percent
           on Behalf of Another Person:

           Not Applicable

Item 7     Identification and Classification of the
           Subsidiary Which Acquired the
           Security Being Reported on By the
           Parent Holding Company:

           Not Applicable

Item 8     Identification and Classification of
           Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 11, 1997



       /S/ JOHN A. SVENNINGSEN
------------------------------------
Signature:  John A. Svenningsen